Exhibit A

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

Berkshire Hathaway Homestate Insurance Company

Berkshire Hathaway Life Insurance Company of Nebraska

BHG Life Insurance Company

First Berkshire Life Insurance Company

EMPLOYEE BENEFIT PLANS IN ACCORDANCE WITH § 240.13d-1-(b)(1)(ii)(F)

Precision Castparts Corp. Master Trust

Berkshire Hathaway Consolidated Pension Plan Master Trust

BNSF Master Retirement Trust